EXHIBIT 17.1

RESIGNATION OF OFFICER AND DIRECTOR

I, PETER ZOMPA, hereby resign as an Officer and Director of Kenilworth Systems Corp., effective immediately.

Dated: September 30, 2021

/s/ Peter Zompa

PETER ZOMPA